EXHIBIT 15

Allstate Life Insurance Company of New York

100 Motor Parkway, Suite 132

Hauppauge, New York 11788

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Allstate Life Insurance Company of New York for the three-month and six-month periods ended June 30, 2008 and 2007, and have issued our report dated August 7, 2008.  As indicated in our report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Statement Nos.	Form N-4 Registration Statement Nos.
333-58512	033-65381
333-100029	333-94785

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Chicago, Illinois

August 7, 2008

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